Exhibit 99.1
PRESS RELEASE

Union National Financial Corporation Reports 2008 Earnings

Lancaster, Pennsylvania, February 9, 2009.  Union National Financial Corporation (OTCBB:  UNNF), the parent bank holding company of Union National Community Bank, reported net income of $444,000 for the year ended December 31, 2008, as compared to net income of $312,000 for the year ended December 31, 2007.  Basic and diluted earnings per share for 2008 were $0.17, as compared to basic and diluted earnings per share of $0.12 for 2007.  Union National had a net loss for the fourth quarter of 2008 of ($899,000) as compared to a net loss of ($62,000) for the fourth quarter of 2007.  Basic and diluted losses per share for the fourth quarter of 2008 were ($0.33), as compared to basic and diluted losses per share of ($0.02) for the same period of 2007.  Union National’s fourth quarter 2008 loss resulted from the Corporation recording $1,290,000 of other-than-temporary impairment charges related to certain available-for-sale private-issuer debt securities.

“We expected 2008 to be a challenging year given the weakening economy, turbulent financial markets, and falling interest rates, so we took necessary, conservative measures to ensure Union National maintained its safe and sound position,” said Mark Gainer, Chairman, Chief Executive Officer and President of Union National Financial Corporation.  “We substantially lowered our operating costs, allowing us to be more efficient in a difficult market when income growth is challenging.  Though the significant interest rate cuts lowered our interest income and yields on loans, we generated savings in our funding costs by growing our lower-cost retail deposit base and paying down higher-cost borrowings.  We believed it prudent for Union National to fully maintain its strong, well-capitalized position in these uncertain economic times, so we made the difficult decision to not pay dividends to shareholders throughout 2008, and did not declare a dividend to be paid in the first quarter of 2009.

“These important and prudent actions did not allow us to avoid the impact of what we could not control, specifically, the severe deterioration in the economy and financial markets throughout 2008.  In December, we incurred significant impairment charges resulting from fair value reductions in two of our investment securities which are not guaranteed by agencies of the U.S. government.  We determined that, due to severe illiquidity and distress in the financial markets, the unrealized declines in the value of these investments were other-than-temporary, requiring the write-down in value.  Unfortunately, these non-cash charges reduced our full year net income, and were the cause of our fourth quarter net loss.”

With the decline in interest rates, including the market prime rate decreasing 4% through 2008, Union National’s interest rates on loans re-priced lower and more quickly than retail interest-bearing deposits and wholesale funding sources, resulting in a lower net interest margin in 2008 versus 2007.  The taxable-equivalent net interest margin percentage for 2008 was 3.28%, as compared to 3.55% for 2007.  The taxable-equivalent net interest margin percentage for the fourth quarter of 2008 was 3.29% as compared to 3.24% for the fourth quarter of 2007.

The provision for loan losses for the year ended December 31, 2008 was $1,027,000 as compared to $1,237,000 for the year ended December 31, 2007.  Net charge-offs for the 2008 year were $344,000 as compared to $632,000 in 2007.  Nonperforming loans and leases increased to 1.38% of total loans and leases as of December 31, 2008, as compared to 0.83% at December 31, 2007.  Included in nonperforming loans and leases at December 31, 2008, was $857,000 which was related to one loan that subsequently paid in full in January 2009.  Nonperforming loans and leases, excluding this one borrower, would have been 1.14% of total loans and leases as of December 31, 2008.  Union National increased its allowance for loan and lease losses from $3,675,000 or 1.01% of total loans and leases at December 31, 2007, to $4,358,000 or 1.22% of total loans and leases as of December 31, 2008.  The increased allowance for loan and lease losses reflected Union National’s continued emphasis on diligently monitoring and evaluating its existing portfolio, and identifying credit concerns and risks, including those resulting from the current weak economy.

Non-interest income (excluding securities activities) was $2,375,000 less in 2008 as compared to 2007, primarily due to the reduction in mortgage banking income from the closure of Union National’s former mortgage brokerage subsidiary, Home Team Financial, LLC, in October of 2007.  The reduction in non-interest income was more than offset by substantially lower non-interest operating expenses (excluding restructuring charges), which were $2,910,000 less in 2008 than in 2007.

Union National realized net gains on the sale of investment securities of $252,000 in 2008 as compared to $89,000 in net gains during 2007.  The 2008 investment sales activity related to continued repositioning of the Corporation’s investment portfolio to a lower-risk profile that more effectively supports liquidity and capital management.  The 2007 investment sales activity related to securities sold as part of 2007 de-leveraging activities.

The 2008 results also reflected the Corporation recording $1,290,000 of other-than-temporary investment impairment charges related to two securities, including a private-issuer mortgage back security that was downgraded to below-investment-grade during December 2008, and a pooled trust preferred debt security supported primarily by obligations from other banks.  During 2007, the Corporation recorded $800,000 of other-than-temporary investment impairment charges related to its portfolio of pooled trust preferred debt securities.  Union National did not own any Fannie Mae or Freddie Mac preferred or common stock holdings during 2007 or 2008.

Total assets decreased by $16,667,000 or 3.3% from $501,776,000 at December 31, 2007 to $485,109,000 at December 31, 2008.  The decrease resulted primarily from Union National selling some of its investment portfolio and using excess liquid funds to prepay $18,482,000 of borrowings from the Federal Home Loan Bank of Pittsburgh, continuing with Union National’s strategy to de-leverage its balance sheet by reducing higher-cost borrowings.

Total deposits grew 1.9% from December 31, 2007 to December 31, 2008, with lower-cost retail deposits favorably growing $18,773,000 for the year, while higher-cost wholesale brokered deposits were reduced by $11,507,000 during 2008.  Total loans decreased 1.7% from December 31, 2007 to December 31, 2008, primarily due to the sale of a $6,803,000 pool of longer-term residential mortgages in December 2008.  The Bank continues to focus its lending efforts on creditworthy consumers and businesses, with necessary consideration to increased credit risks posed by the poor economy and the decline in the housing market.

Gainer added, “As we continue in this difficult economy when growth is challenging and must be managed conservatively, Union National’s Board and employees remain committed to maintaining the safety, soundness, and strength of our institution for our customers, while improving earnings and enhancing our Corporation’s value for our shareholders.”

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that anticipated cost savings may not be realized, estimated synergies may not occur, increased demand or prices for the company's financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties.  Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of their business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services; interest rate movements; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; disruption from the transaction making it more difficult to maintain relationships with customers and employees, and challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions.

Financial Highlights – (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,			Years Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Interest and Fees on Loans and Leases	$5,929	$6,756	(12.2%)	$24,594	$26,834	(8.3%)
Net Interest Income	3,629	3,667	(1.0)	14,594	15,364	(5.0)
Provision for Loan and Lease Losses	701	530	32.3	1,027	1,237	(17.0)
Non-Interest Income (excluding securities activities)	1,170	1,322	(11.5)	4,845	7,220	(32.9)
Impairment Charge on Investment Securities	(1,290)	(350)	(268.6)	(1,290)	(800)	(61.3)
Investment Securities Gains	93	11	745.5	252	89	183.1
Restructuring Charge	─	─	─	─	717	(100.0)
Non-Interest Expense (excluding restructuring charge)	4,361	4,336	0.6	17,118	20,028	(14.5)
Net (Loss) Income	(899)	(62)	(1,350.0)	444	312	42.3

Per Share Information:
(Loss) Earnings Per Share – Basic	$(0.33)	$(0.02)	(1,550.0%)	$0.17	$0.12	41.7%
(Loss) Earnings Per Share – Diluted	(0.33)	(0.02)	(1,550.0%)	0.17	0.12	41.7

Performance Ratios:
Net Interest Margin % (Taxable-Equivalent)	3.29%	3.24%	1.5%	3.28%	3.55%	(7.6%)
Return on Average Stockholders’ Equity	(11.41%)	(2.10%)	(443.3)	1.48%	1.07%	38.3
Return on Average Realized Stockholders’ Equity (1)	(11.17%)	(2.10%)	(431.9)	1.44%	1.08%	33.3

(1)	Excludes the impact of accumulated other comprehensive income (loss) on total stockholders’ equity.

	As of December 31,
	2008	2007	% Change
Cash and Cash Equivalents	$31,837	$37,882	(16.0%)
Total Loans and Leases	358,280	364,337	(1.7)
Allowance for Loan and Lease Losses	4,358	3,675	18.6
Total Assets	485,109	501,776	(3.3)
Total Deposits	383,577	376,311	1.9
Total Stockholders’ Equity	30,794	28,800	6.9

Per Share Information:
Book Value Per Share	$11.32	$11.31	0.1%

Balance Sheet Ratios:
Total Stockholders’ Equity as a % of Total Assets	6.35%	5.74%	10.6%
Nonperforming Loans and Leases as a % of Total Loans and Leases	1.38%	0.83%	66.3%

	Union National Community Bank
	As of December 31,		Regulatory Standard for Adequately Capitalized	Regulatory Standard for Well Capitalized
Regulatory Capital Measures:	2008	2007
Tier 1 (leverage) capital	8.41%	7.84%	4.00%	5.00%
Tier 1 risk-based capital	9.97	9.17	4.00	6.00
Total risk-based capital	12.51	11.47	8.00	10.00

Union National Community Bank, a wholly-owned subsidiary of Union National Financial Corporation, has been serving its communities since 1853.  The bank operates ten retail offices in Lancaster County.

For further information, please contact:

Mark D. Gainer, Chairman, CEO and President
Union National Financial Corporation
570 Lausch Lane, Suite 300
Lancaster, PA 17601
(717) 519-8630